CERTIFICATE OF TRUST
                                       OF
                              HUBCO CAPITAL TRUST I


         This Certificate of Trust is being executed as of January 24, 1997 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

         The undersigned hereby certify as follows:

         1. NAME. The name of the business trust is "HUBCO Capital Trust I" (the "Trust").

         2. DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

              The Bank of New York (Delaware)
              White Clay Center
              Route 273
              Newark, Delaware  19711

         3. EFFECTIVE. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, as trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.


THE BANK OF NEW YORK (Delaware),
as Delaware Trustee


By: /s/ FREDERICK W. CLARK
    ----------------------
    Name: Frederick W. Clark
    Title: Authorized Signatory


KENNETH T. NEILSON,                   D. LYNN VAN BORKULO-NUZZO,
in his capacity as Administrative     in her capacity as Administrative Trustee
Trustee

/S/ KENNETH T. NEILSON                /S/ D. LYNN VAN BORKULO-NUZZO
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